Ex 4.5

DRAFT DATED NOVEMBER 7, 2001

                               SERVICES AGREEMENT

This Services Agreement (the "AGREEMENT") is made and entered into as of November ,1st 2001, by and between SuperCom Ltd., a company existing under the laws of the State of Israel (the "COMPANY") and Eli Rozen, I.D. # 067341313(the "SERVICE PROVIDER").

WHEREAS     the Company requires such services as set forth in this Agreement;
            and


WHEREAS the Service Provider represents that he has the necessary knowledge and experience and is capable of competently and diligently providing all the services under this Agreement; and

WHEREAS the Service Provider has been previously employed by the Company and the Company is aware of the Service Provider's skills and abilities; and

WHEREAS the Company desires to retain the services of the Service Provider pursuant to the terms and conditions set forth in this Agreement and the Service provider agrees to provide such services to the Company on such terms and conditions.

NOW, THEREFORE, the parties hereto agree as follows:

 1.   GENERAL

      1.1   The preamble to this Agreement constitutes an integral part hereof.


      1.2 The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting this Agreement.

      1.3 This agreement will enter into force and effect only after the Company has made, and the employee has received, all payments due to him in connection with his employment by the Company and termination thereof (as detailed in Exhibit A), including, without limitation, severance payments.

      1.4 Until all payment arrangements, as detailed in Exhibit A, has been completed and agreed, the employment agreement between the Company and the Employee, dated July 1, 1999, will apply to all matters and concerns.

 2.   THE SERVICES

      2.1 As of October 1, 2001 (the "EFFECTIVE DATE"), subject to the approval of the appropriate organs of the Company as required by any applicable law or regulation there under, the Company hereby engages the Service Provider and the Service Provider hereby agrees to provide the Company with consulting services (the "CONSULTING SERVICES") and services as


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            President and CEO of the Company (the "MANAGEMENT SERVICES") (the
            Consulting Services and Management Services collectively, the "SERVICES"). The Services shall be rendered in a diligent, conscientious and professional manner, pursuant to guidelines and procedures set forth by the Board of Directors of the Company from time to time.

            In addition, subject to the approval of the appropriate organs of the Company as required by applicable law, the Service Provider shall provide the Company with services as the Chairman of the Board of Directors of the Company.

      2.2 The Service Provider acknowledges that the consulting Services will require minimum 30 man-hours per month and will require regular attendance to the needs of the Company. The Services shall be to the satisfaction of the Company, as determined in the unrestricted discretion of the Board of Directors of the Company.

 3.   REPRESENTATIONS AND WARRANTEES OF THE SERVICE PROVIDER

            The Service Provider represents and warrants the following:

      3.1 That subject to the receipt of all appropriate approvals required by any applicable law, there are no legal, contractual or any other restrictions limiting his ability to perform the Services under this Agreement in accordance with the terms hereof.

      3.2 That he has the necessary knowledge and experience and is capable of competently and diligently providing all the services under this Agreement.

      3.3 That pursuant to an employment agreement between himself and the Company dated July 1, 1999 (the "EMPLOYMENT AGREEMENT") the Company employed him as President and CEO of the Company until September 30th ,2001 (the "EMPLOYMENT PERIOD").

      3.4 That following the termination of the Employment Agreement and the end of the Employment Period he is no longer an employee of the Company and that except for the payment of the such amount as detailed in EXHIBIT A hereto.

      3.5 That, subject to the payment by the Company of as detailed in Exhibit A, he irrevocably waives any claims he has and/or will have against the Company arising from or in connection to the Employment Period and/or the Employment Agreement or the termination thereof.


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 4.   TERM AND TERMINATION

      4.1 This Agreement shall enter into force and effect on the Effective Date, subject to the receipt of all appropriate approvals required by applicable law, including, as applicable, the approval of the Audit Committee, Board of Directors and Shareholders of the Company.

      4.2 The Company may terminate this agreement by providing 30 days prior written notice.

      4.3 The Service Provider may terminate this Agreement by providing 60 days prior written notice.

      4.4 Without derogating from the provisions of Sections 4.1 and 4.3 above, this Agreement may be terminated by the Company immediately upon any of the following events: (a) a perpetration by the Service Provider of a criminal offence, or a breach of trust or impairment to the Company, its monies, property, assets or employees by the Service Provider; (b) a breach of the Service Provider's undertakings with regard to confidentiality, intellectual property or non-competition; (c) any other breach by the Service Provider of this Agreement which has not been cured within thirty (30) days following receipt of a written notice of such breach.

      4.5 In any event of termination of this Agreement for any reason whatsoever, the Service Provider shall assist the Company with transferring all of the Service Provider's activities to any other person or entity chosen by the Company in an orderly fashion.

 5.   CONSIDERATION

      5.1 The Company shall pay the Service Provider the amount of NIS 20,000 for the Consulting Services, the amount of NIS 10,000 for the Management Services and, for as long as the Service Provider continues to serve as the Chairman of the Board of Directors of the Company, he shall be entitled to an additional amount of NIS 10,000 (the "CONSIDERATION"). Other than as expressly provided for in this Agreement, the Service Provider shall not be entitled to any other payment or consideration of any type or nature whatsoever, including, without limitation, any fees, bonuses, reimbursement for expenses or the like. The aforementioned monthly pay shall be linked to the Dollar Exchange rate as published at the end of the month.

      5.2 Each payment shall be made against a detailed invoice issued by the Service Provider, to the full satisfaction of the Company. Applicable Value Added Tax shall be added to each payment.

      5.3 In addition to the Consideration, and for as long as the Service Provider shall provide the Company with the Services under this Agreement, the Company shall provide the Service Provider with a Company owned automobile, including reimbursement of all related maintenance, fuel,


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            repairs, insurance and other costs. The automobile to be provided to the Service Provider shall not be of a lesser type or quality than that which is customary for persons serving in a similar capacity to the Service Provider.

      5.4 The payments to be made by the Company to the Service Provider hereunder (including issuance of shares pursuant to Section 6 below), is inclusive of all taxes, levies and other compulsory payments of any kind, all of which shall be borne by the Service Provider solely. To the extent required under any applicable law, the Company may withhold any tax from any payment to the Service Provider hereunder and remit the balance to the Service Provider.

  6.  OPTION

      6.1 The Service provider shall have the option to receive, in lieu of payment of the Consideration as detailed in Section 5 above, securities of the Company and/or of SHC Inc., a subsidiary of the Company (the "OPTION").

            The payment of the amount detailed in Exhibit A will be deferred until the cash flow of the company will enable such payment. The Service Provider shall have the option to receive Company Shares at market price ,in lieu of this payment .

      6.2 In the event that the Service Provider wishes to exercise the Option, he shall provide the Company with a written notice to such effect (the "OPTION NOTICE"). Following the receipt of the Option Notice by the Company, the parties will negotiate in good faith the terms and conditions of the exercise of the Option by the Service Provider, including, without limitation, the type of securities to be issued to the Service Provider, the price of such securities and any other terms, conditions, restrictions and limitations applicable to such issuance.

      6.3 In the event that the parties have conducted negotiations in good faith and have failed to mutually agree upon the terms and conditions of the exercise of the Option, the Service Provider's sole remedy shall be the payment of the Consideration by the Company.

      6.4 The parties hereto acknowledge and agree that exercise of the Option by the Service Provider shall be subject to the receipt of all appropriate approvals required by applicable law.

  7.  CONFIDENTIALITY; PROPRIETARY RIGHTS

      7.1 CONFIDENTIALITY. The Service Provider recognizes and acknowledges that the systems (including specifications, programs and documentation), the methods and data, and the developments, designs, inventions, improvements, trade secrets and works of authorship, which the



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            Company, or any employee thereof, owns plans, or develops (whether for its own use or for use by its clients) are confidential and are the property of the Company. All of these materials and information will be referred to below as "Proprietary Information".

            The Service Provider further recognizes and acknowledges that any discoveries, developments, designs, inventions and improvements, directly or indirectly related to the business of the Company or its clients (the "CREATIONS") made or acquired by him and whether or not made or acquired by him in business hours or at the premises of the Company and whether or not made or acquired with the assistance of materials supplied by the Company and whether or not the Service Provider shall have been requested by the Company to make or acquire such Creations shall belong to the Company.

            Upon request, the Service Provider will execute any instrument required to vest in the Company complete title and ownership to such Creations, and will at the request and expense of the Company execute any necessary instrument to obtain legal protection in Israel and foreign countries for such Creations and for the purposes of vesting title thereto in the Company, all without any additional compensation of any kind to the Service Provider.

      7.2 NON-DISCLOSURE. The Service Provider agrees that, except as directed by the Company, he will not, during the term of this Agreement and for and unlimited time thereafter, disclose to any third party or use, directly or indirectly, whether for his own benefit or the benefit of others, any Proprietary Information, or permit any third party to examine or make copies of any document (whether in written or any other form) which may contain or be derived from the Proprietary Information.

 8.   NON-COMPETITION

      The Service Provider undertakes not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise) at any time, during and for two (2) years following the Commencement Date (as defined below), to engage in any work or activity that is competitive with the Company's activities or products actively marketed or under active development by the Company, nor to solicit any employee of the Company to resign from or otherwise leave the employment of the Company.

      The term "Commencement Date" shall mean the later of (a) the date in which this Agreement has been terminated for any reason; or (b) the date in which the Service Provider ceases to be, directly or indirectly (including holdings by a family Member), an interested party in the Company. For the purpose of this Section 8 the terms "Interested party" and "Family Member" shall have the same meaning as such terms are defined in section 1 of the Israeli Securities Law, 1968.


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  9.  INDEPENDENT CONTRACTOR

      9.1 The relationship between the parties under this Agreement is strictly that of independent parties, where the Service Provider, acting solely as an independent contractor, shall supply the Services to the Company. Nothing herein shall be deemed to create the relationship of employer-employee, agency, joint venture or partnership between the parties or between either of the parties and any third person.

      9.2 The Service Provider undertakes that he and/or anyone on his behalf shall not assert any claim against the Company, its shareholders, directors, officers or representatives any cause of action or claim in connection with employer-employee relations which may have allegedly existed between him and the Company, and if he does so, he shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of or in connection with a claim as aforesaid, including attorney's fees.

      9.3 Without prejudice to the generality of the foregoing, it is hereby agreed that the Service Provider and anyone acting on his behalf shall not be entitled to receive from the Company any severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof and/or any social benefits.

      9.4 If for any reason whatsoever a competent authority, including a judicial body, determines that the Service Provider or any one on his behalf is the Company's employee, the following provisions shall apply:

            9.4.1 In lieu of the Consideration that was paid to the Service
                  Provider from the Effective Date, the Service Provider shall be deemed to have been entitled only to a reduced consideration (gross) of 70% of the consideration actually paid to the Service Provider (the "REDUCED CONSIDERATION"), and in such event the Service Provider shall be deemed only entitled to the Reduced Consideration retroactively from the Effective Date.

            9.4.2 The Service Provider shall immediately refund to the Company any amount paid from the Effective Date that was paid in excess of the Reduced Consideration, linked to the Israeli consumer price index from the date of each payment to the date of actual refund.

  10. MISCELLANEOUS

      10.1 ASSIGNMENT. The Service Provider is prohibited from assigning any of his obligations or rights under this Agreement to any third party without the express prior written consent of the Company.

      10.2 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no



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            other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. The parties hereto agree and represent that the Employment Agreement is terminated as of the Effective Date.

      10.3 GOVERNING LAW, JURISDICTION. This Agreement shall be governed by and construed exclusively according to the laws of the State of Israel, and any dispute arising under or in connection herewith shall be presented in and determined exclusively by the courts of the state of Israel.

      10.4 NO WAIVER. No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

      10.5 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction

      10.6 NOTICES. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

            if to the Company:           Supercom Ltd.
                                         3 Tidhar St. Raanana, Israel.


            if to the Service Provider:  Eli Rozen
                                         38 Heleni HamalchaSt., Herzelia, Israel

            Any notice sent in accordance with this Section 10.6 shall be effective (i) if mailed by registered or certified mail, four (4) business days after mailing, (ii) if sent by messenger, upon actual receipt or refusal thereof, and (iii) if sent via facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of


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            address shall only be valid upon receipt).


IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

SuperCom Ltd                                    Eli Rozen

    /s/GOLD MOSHE                               /s/ ELI ROZEN
By: ____________________                        _____________________


_______________________
Name (Print)

        CFO
_______________________
Title

  52852-2\0\15\0

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